Exhibit 99.1

ProMIS Neurosciences Announces Second Quarter 2023 Financial Results and Recent Highlights

Presented compelling preclinical data supporting therapeutic potential of PMN310 to treat Alzheimer’s disease, and the promise of disease prevention with a computationally derived Alzheimer’s disease vaccine candidate at AAIC 2023

TORONTO, Ontario and CAMBRIDGE, Massachusetts, August 14, 2023 (GLOBE NEWSWIRE) – ProMIS Neurosciences Inc. (Nasdaq: PMN), a biotechnology company focused on the generation and development of antibody therapeutics targeting toxic misfolded proteins in neurodegenerative diseases such as Alzheimer’s disease (AD), amyotrophic lateral sclerosis (ALS) and multiple system atrophy (MSA), today announced financial results for the second quarter ended June 30, 2023 and provided a corporate update.

“Evolving developments and positive advances in Alzheimer’s disease research further validate the potential of an amyloid beta oligomer-focused antibody, such as our lead candidate, PMN310, to treat Alzheimer’s disease,” said Gail Farfel, Ph.D., Chief Executive Officer of ProMIS Neurosciences. “We were particularly pleased to have differentiating preclinical data in support of the potential of PMN310 as a treatment for AD presented at AAIC23. The data demonstrated a high degree of selectivity for toxic amyloid beta oligomers and potential for greater therapeutic benefit and an improved safety profile with PMN310. These results further strengthen our confidence in PMN310’s therapeutic potential for patients with AD and we are excited to have FDA clearance of our IND.”

Recent Highlights

Alzheimer’s Disease Program (PMN310)

PMN310, ProMIS’ lead compound, is a humanized IgG1 antibody directed toward toxic amyloid-beta oligomers (AβO) that are believed to be a major driver of AD.

●	In May 2023, PMN310 received clearance from the U.S. Food and Drug Administration (FDA) for its Investigational New Drug (IND) application for the treatment of AD. The Company plans to initiate a Phase 1a clinical trial designed to evaluate the pharmacokinetics, safety and tolerability of a range of PMN310 doses in healthy adult volunteers, subject to raising sufficient capital.
●	In July 2023, ProMIS presented positive preclinical data at AAIC 2023 indicating greater selectivity of PMN310 for toxic AβO oligomers translating into potentially greater clinical benefit, improved safety profile, reduced incidence of Aβ-related imaging abnormalities (ARIA) and preserved memory function.

Discovery Programs

●	ProMIS continues to advance its amyloid-beta vaccine program in AD based on its oligomer target epitope(s). The Company presented encouraging preclinical data at AAIC 2023 demonstrating robust and sustained antibody response focused on pathogenic amyloid-beta oligomers. These promising data support further evaluation of this approach for AD prevention with the potential for sustained anti-disease activity and ease of use with fewer doses compared to chronic antibody treatment.

Corporate

●	In July 2023, ProMIS consolidated trading of its shares on the Nasdaq Capital Market and completed a voluntary delisting of its common shares from the TSX.

●	In June 2023, the Company held its Annual Meeting of Shareholders and shareholders approved all proposed resolutions by a highly favorable majority, including the re-election of seven members to the board of directors and appointment of Dr. Gail Farfel, CEO of ProMIS since September 2022, to the board of directors.

Second Quarter 2023 Financial Highlights

●	Cash and cash equivalents were $1.2 million as of June 30, 2023, compared to $5.9 million as of December 31, 2022.
●	Research and development expenses were $1.0 million for the quarter ended June 30, 2023, compared to $3.2 million for the same period in 2022. The decrease was primarily attributable to a decrease in direct research and development expenses as the Company conserved resources following the submission of the PMN310 IND.
●	General and administrative expenses increased to $1.9 million for the quarter ended June 30, 2023, compared to $1.6 million for the same period in 2022, largely the result of a write-off of one-time costs related to financing activities.
●	Net loss was $2.3 million for the quarter ended June 30, 2023, compared to $2.7 million for the same period in 2022.

About ProMIS Neurosciences Inc.

ProMIS Neurosciences Inc. is a development stage biotechnology company transitioning to clinical stage biotechnology company focused on generating and developing antibody therapeutics selectively targeting toxic misfolded proteins in neurodegenerative diseases such as Alzheimer’s disease (AD), amyotrophic lateral sclerosis (ALS) and multiple system atrophy (MSA). The Company’s proprietary target discovery engine is based on the use of two complementary techniques. The Company applies its thermodynamic, computational discovery platform - ProMIS™ and Collective Coordinates - to predict novel targets known as Disease Specific Epitopes on the molecular surface of misfolded proteins. Using this unique approach, the Company is developing novel antibody therapeutics for AD, ALS and MSA. ProMIS has offices in Toronto, Ontario and Cambridge, Massachusetts. To learn more, visit the Company’s website at www.promisneurosciences.com.

Forward-looking Statements

Nasdaq has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. Certain information in this news release constitutes forward-looking statements and forward-looking information (collectively, “forward-looking information”) within the meaning of applicable securities laws. In some cases, but not necessarily in all cases, forward-looking information can be identified by the use of forward-looking terminology such as “plans”, “targets”, “expects” or “does not expect”, “is expected”, “excited about”, “an opportunity exists”, “is positioned”, “estimates”, “intends”, “assumes”, “anticipates” or “does not anticipate” or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, “will” or “will be taken”, “occur” or “be achieved”. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances contain forward-looking information. Specifically, this news release contains forward-looking information relating to targeting of toxic misfolded proteins in neurodegenerative diseases that the Company believes may directly address fundamental AD pathology (including the belief and understanding that toxic oligomers of amyloid-beta are a major driver of AD) and have greater therapeutic potential due to reduction of off-target activity, the initiation of the Company’s Phase 1a study and its ability to enroll the requisite number of patients, dose each patient in the intended manner and progress the study, statements related to the presentation of data and the significance of such data, information on the Company’s beliefs regarding the significance of preclinical data, the Company’s pipeline, statements regarding a computationally-derived amyloid-beta (Aβ) vaccine for AD and the Company’s PMN310 antibody and vaccine candidate, management’s belief that its patented platform technology has created an antibody candidate specific to toxic misfolded oligomers known to be present in Alzheimer’s disease, management’s belief that this specificity may indicate greater therapeutic potential due to lower off-target activity and reduce the risk of brain edema and microhemorrhages (ARIA) associated with plaque-binding antibodies and management’s belief that PMN310 can selectively bind to toxic AβO in AD brain extract in a way that was minimally impacted by monomer competition better than competing Aβ-directed antibodies. Statements containing forward-looking information are not historical facts but instead represent management's current expectations, estimates and projections regarding the future of our business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Forward-looking information is necessarily based on a number of opinions, assumptions and estimates that, while considered reasonable by the Company as of the date of this news release, are subject to known and unknown risks, uncertainties and assumptions and other factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking information, including, but not limited to, the Company’s ability to fund its operations and continue as a going concern, its accumulated deficit and the expectation for continued losses and future financial results. Important factors that could cause actual results to differ materially from those indicated in the forward-looking information include, among others, the factors discussed throughout the “Risk Factors” section of the Company's most recently filed annual information form available on www.SEDAR.com, in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2022 and the section entitled “Risk Factors” in its Post-Effective Amendment No. 1 to Form S-1, filed March 17, 2023, and in the Company’s subsequent Quarterly Reports on Form 10-Q, each as filed with the Securities and Exchange Commission. Except as required by applicable securities laws, the Company undertakes no obligation to publicly update any forward-looking information, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

PROMIS NEUROSCIENCES INC.

Condensed Consolidated Balance Sheets

(expressed in US dollars, except share amounts)

(unaudited)

	June 30,	December 31,
	2023	2022
Assets
Current assets:
Cash	$1,222,660	$5,875,796
Short-term investments	31,825	31,009
Prepaid expenses and other current assets	224,739	996,682
Total current assets	1,479,224	6,903,487
Property and equipment, net	—	321
Intangible assets, net	18,844	20,838
Total assets	$1,498,068	$6,924,646
Liabilities and Shareholders' Deficit
Current liabilities:
Accounts payable	$7,963,108	$2,975,398
Accrued liabilities	775,852	3,437,646
Total current liabilities	8,738,960	6,413,044
Warrant liability	1,287,400	1,859,374
Total liabilities	10,026,360	8,272,418

Commitments and contingencies
Shareholders' deficit:
Series 1 Convertible Preferred Shares, no par value, 70,000,000 shares authorized, 70,000,000 shares issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Common shares, no par value, unlimited shares authorized, 8,579,284 shares issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Additional paid-in capital	79,367,762	79,101,061
Accumulated other comprehensive loss	(371,185)	(195,369)
Accumulated deficit	(87,524,869)	(80,253,464)
Total shareholders' deficit	(8,528,292)	(1,347,772)
Total liabilities and shareholders' deficit	$1,498,068	$6,924,646

PROMIS NEUROSCIENCES INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(expressed in US dollars, except share amounts)

(unaudited)

	For the	For the	For the	For the
	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2023	2022	2023	2022
Operating expenses:
Research and development	$1,005,715	$3,229,584	$4,515,967	$5,132,416
General and administrative	1,894,169	1,635,065	3,354,588	3,670,751
Total operating expenses	2,899,884	4,864,649	7,870,555	8,803,167
Loss from operations	(2,899,884)	(4,864,649)	(7,870,555)	(8,803,167)

Other income (expense):
Change in fair value of financial instruments	606,214	930,193	564,549	2,910,865
Other interest expense	(49,182)	—	(49,182)	—
Interest expense on convertible debt	—	(134,291)	—	(282,064)
Gain on extinguishment of convertible debt and derivative liability	—	1,307,421	—	1,307,421
Other income	30,878	16,288	83,783	27,062
Total other income (expense), net	587,910	2,119,611	599,150	3,963,284

Net loss	(2,311,974)	(2,745,038)	(7,271,405)	(4,839,883)
Other comprehensive loss
Foreign currency translation adjustment	(171,462)	1,636	(175,816)	49,477
Comprehensive loss	$(2,483,436)	$(2,743,402)	$(7,447,221)	$(4,790,406)

Net loss per share, basic and diluted	$(0.27)	$(0.38)	$(0.85)	$(0.67)

Weighted-average shares outstanding of common shares, basic and diluted	8,579,284	7,195,529	8,579,284	7,195,529

For Investor Relations, please contact:

Stern Investor Relations

Anne Marie Fields, Managing Director

annemarie.fields@sternir.com